Cycle Country Reiterates Previous Guidance of 38-40 EPS for
Fiscal 2006
Gross Profit Increases 34%

Milford, IA. - February 13, 2006 - Cycle Country Accessories Corp. (AMEX:ATC), the recognized leader in developing and manufacturing a variety of products for the all terrain vehicle
(ATV), garden tractors, and golf carts, today announced its earnings of .07 cents per share for first quarter of fiscal 2006 versus .10 cents per share for first quarter fiscal 2005. These figures are based on fully diluted shares of 5,244,938 in 2005 compared to the current number of shares of 7,225,579.

While total revenue declined just over two percent from $5,623,739 to $5,501,508, gross profit increased 34% from $1,667,515 to $2,221,397. Income from operations also saw an increase of nearly 16% from $785,501 to $908,756 while cash increased from $2,215,156 to $3,144,444 year over year, nearly a 42% increase.

"We are especially pleased with gross profit increasing by more than a third," stated Dave Davis, Chief Financial Officer, Cycle Country Accessories Corporation. "With a more than 40% increase in cash, we are well positioned for the upcoming fiscal year and beyond."

While this winter has been warmer than average, the company's other divisions, Weekend Warrior, Contract Manufacturing, and
Plastic Wheel Covers, continue to grow at a tremendous rate.

"Cycle Country continues to move forward in its goal of becoming less seasonal with projected growth in three of its four divisions of between 37% (plastic wheel covers) to more than 1,300% (Weekend Warrior)," added Davis.

Davis went on to note that the acquisition of Simonsen Iron Works in the third quarter of 2005 increased both the interest expense as well as the amount of shares the net income was spread over in the year over year comparison. The Simonsen acquisition is proving to be both EBIT and EBITDA positive.

About Cycle Country Accessories Corporation
Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motorsports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country, Spencer, providing metal fabrication.

www.cyclecountry.com 						www.perf-
form.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".

Contact:

Magellan Financial Media Group
Mark Gilbert, Investor Relations Manager: 317.867.2839